Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of RETRACTABLE TECHNOLOGIES, INC., a Texas corporation (the “Corporation”), does hereby make, constitute, and appoint MARCO LATERZA, and each or any one of them, the undersigned’s true and lawful attorneys-in-fact, with full power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as director of the Corporation to the Form 10-K for the year ended December 31, 2008, and to file the same, including any and all exhibits, schedules, supplements, certifications, supporting documents, and amendments thereto.

The undersigned also grants to said attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.  This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney effective as of March 24, 2009.

s/ Marwan Saker
Marwan Saker
Director